MASTER DEVELOPMENT AGREEMENT

THIS MASTER DEVELOPMENT AGREEMENT (this “Agreement”) is entered into by and between GEOTEC, INC., a Florida corporation (“Geotec”), GREEN ENERGY MANAGEMENT, LLC, a Florida limited liability company (“GEM”) and TTI TECHNOLOGIES, INC., a Delaware corporation (“TTI”) and is effective as of the last date of execution set forth below.  Geotec, GEM and TTI are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Geotec is engaged in the business of the development and exploitation of proprietary enzyme/protein technology (the “Technology”) used in the production of enzyme materials (the “Enzyme/Protein”);

WHEREAS, GEM is the manager for Ecotec Coal, LLC and other limited liability companies involved in the processing of hydrocarbons utilizing the Technology;

WHEREAS, it is intended that, among other applications, the Technology will utilize bio-refinery units (each, a “Facility”) for the production of saleable coal or the recovery of any other substance that creates Revenue or otherwise generates cash, or cash equivalents from the sale or assignment (the “Product”) from gob, culm, lignite, or other lower grade or dirty coals or carbon fly ash and for the remediation of soils (the “Process”);

WHEREAS, Geotec and GEM have completed preliminary applications of the Technology to produce Product and desire to engage TTI to advise and assist Geotec and GEM in the further development of the Process and in the procurement and construction of the initial equipment for the commercial scale Facility (the “Development Services”);

WHEREAS, Geotec anticipates further development of the Process by commercial producers of Product, whether by Geotec, GEM or GEM controlled limited liability companies, or through joint venture or a sale or supply arrangement, or otherwise, with other Persons, as defined herein, or otherwise (each such user, a “Project Company”);

WHEREAS, Geotec and GEM desire to offer to TTI or one of its Affiliates, as defined herein, the right of first refusal to render certain management, administrative, operational and support services to any Project Company utilizing the Process for the recovery of Product;

NOW, THEREFORE, in consideration of the mutual agreements contained herein the Parties hereby agree as follows:

1.

DEFINITIONS.

a.

As used herein, the terms “Agreement”, “Development Services”, “Facility”,  “GEM”, “Geotec”, “Parties”, “Party”, “Process”, “Product”, “Project Company”, “TTI” and “Technology” shall have the meanings ascribed to such terms above, and the following terms shall have the following meanings:

“Affiliate” means with respect to a particular Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

“Base Stock” means the protein/enzyme proliferation materials utilized to produce the enzymes for a TTI Project.

“Business Day” means a day on which commercial banks are open for normal business in New York.

“Carried Interest” in a TTI Project means an interest equivalent to a like percentage of the Net Revenues attributable to TTI and its Affiliates but without being subject to expenses of any Person above the Project Company level (other than the cost of goods sold, sales taxes and transportation costs), and in any other Project means an interest equivalent to a like percentage of the Net Revenues attributable to Geotec and its Affiliates and GEM, but without being subject to expenses of any Person above the Project Company level (other than the cost of goods sold, sales taxes and transportation costs).

“Claims” has the meaning specified in Section 8a hereof.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Code, or any successor law.

“Commercially Reasonable Efforts” means the taking by a Person of such action as would be in accordance with reasonable commercial practices as applied to the particular matter in question to achieve the result as expeditiously as practicable; provided, however, that such action shall not require that such Person incur unreasonable expense.  The considerations would take into account the experience and resources readily available to the Person, the potential benefits to be derived by the Person from successful completion of the endeavor in comparison to the costs to be incurred, the likelihood of successful completion of the endeavor (including the relative competitiveness of alternatives available in the marketplace) and other factors which would be deemed relevant by a reasonable Person in similar commercial circumstances.

 “Confidential Information” has the meaning specified in Section 9 hereof.

“Control” (including, with correlative meanings, the terms, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Development Fee” has the meaning specified in Section 2a hereof.

“Development Services” has the meaning specified in the 3rd Whereas clause hereof.

“Dispute” has the meaning specified in Section 10 hereof.

“Expenses” means, for any period, all accounts payable and liabilities accrued as of the end of such period and all disbursements of cash by or on behalf of a Project Company during such period, in respect to the costs and expenses incurred during such period in managing, permitting, insuring, siting, owning, operating, enhancing, maintaining and repairing a Facility, including without limitation the fees and disbursements paid by or on behalf of the Project Company under the Project Contracts, the general and administrative expenses of the Project Company, including franchise or similar taxes payable to any Governmental Body and fees for qualifying as a foreign entity in any other jurisdiction, and costs of Quarterly and Year-end reviews and audits of the operations of the Facility and the financial statements of the Project Company and the preparation of income tax returns of same, all as computed and determined in accordance with GAAP.  Expenses for a period shall not include (a) payments of or in respect to the purchase price for Project assets, (b) any uninsured damages, costs or expenses arising from a breach by the Project Company of any of the Project Contracts, unless such a breach is caused by the wrongful acts or omissions of Operator, (c) principal and interest as they become due and payable on indebtedness of the Project Company that has been incurred for purposes other than the installation, operation, maintenance or repair of the Facility or the ownership of other Project assets, and (d) any costs or expenses incurred which are expressly excluded from this category by the Operating Agreement.

“Feedstock” means gob, culm, lignite, or other lower grade or dirty coals, or high carbon fly ash, any other substance recovered from a Site that creates Revenue or otherwise generates cash, or cash equivalents from sale or assignment and is processed by the Facility in order to make Product.

“Feedstock Supply Agreement” means any agreements or arrangements for the supply of Feedstock to a Facility.

“Fuel Sales Agreement” means any agreements or arrangements for the sale of Product produced at a Facility during the Term.

“GAAP” means generally accepted accounting principles.

“Governmental Body” means any of the following: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“IRS” means the Internal Revenue Service or its successor.

“Legal Requirement” means any applicable administrative (or quasi-administrative) order, constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Body.

“Monetizer” means a Person other than TTI or its Affiliates who purchases a Facility or an interest in the entity owning or operating a Facility with the agreement that Section 45 Tax Credits arising from the TTI Production will be allocated to such Person.

“Month” means a calendar month and “Monthly” means each calendar month.

“Net Revenues” means, in respect to a Project, Revenues less Project Operating Expenses of the Project.

“Ongoing Services” has the meaning specified in Section 2b hereof.

“Operating Agreement” means, as to each Project where TTI exercises its Right of First Refusal, the standard form operating and management agreement as set forth on Exhibit “A” attached hereto, to be entered into between each Project Company and the Operator for management and operating services for the Project, and any amendments thereto and any successor or replacement agreements thereof.

“Operating Fee” has the meaning specified in Section 2e hereof.

“Operator” means, as to each Project, TTI, or such subsidiary of TTI as designated by TTI, as the Operator under an Operating Agreement.

“Payment Date” means the 20th day of the following Month; provided that if such day is not a Business Day, then the next Business Day occurring after such 20th day.

“Person” means a natural person, partnership (whether general or limited and whether domestic or foreign), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Production Fee” has the meaning specified in Section 2e hereof.

“Project” means the business of operation of one or more Facilities by a Project Company for the production of up to 20 million tons of Product utilizing the Process.

“Project Contracts” means any Fuel Sales Agreement, any Feedstock Supply Agreement, any Services Agreement and any Site Lease for a Project.

“Project Operating Expenses” means, in respect to a Project, all Expenses incurred in the operation of the Project, including without limitation any Operating Fees or Technology Purchase Price incident to the operation of the Project but excluding Production Fees or Technology Fees.

“Purchase Price” has the meaning specified in Section 3 hereof.

“Quarterly” means each calendar quarter.

“Refined Coal” means solid synthetic fuel produced by utilization of the Process.

“Revenues” means, for any period, all cash received by or on behalf of a Project Company or its Affiliates due to operation of the Project or the sale of Refined Coal and any associated Product during such period, plus any increases and less any decreases in the aggregate balance of accounts receivable as of the end of such period, in respect to the operation of the Project or the sale of Refined Coal and any associated Product from the Facility during such period, including without limitation sale proceeds for Product, whether received by or due to the Project Company or affiliated marketing agents or principals, and capital contributions due to the Project Company or affiliated principals incident to the generation of Section 45 Tax Credits (excluding benefits to Monetizers) or emissions credits.

“Right of First Refusal” has the meaning specified in Section 2c hereof.

“Section 45 Tax Credits” means the tax credits provided by Section 45 of the Code for solid synthetic fuel produced from Feedstock and constituting Refined Coal.

“Services Agreement” means any agreement or arrangement, other than an Operating Agreement or this Agreement, for the provision of services with relation to operations of a Facility, and any amendments thereto and any successor or replacement agreements thereof.

“Site” means the premises owned, leased or licensed by a Project Company for the location and operation of one or more Projects.

“Site Lease” means any lease or license for a Site.

“Supply Agreement” means, as to each TTI Project, the standard form agreement as set forth on Exhibit “B” attached hereto, to be entered into between TTI or one of its Affiliates and Geotec for the supply by Geotec of its proprietary Base Stock or enzyme/protein materials constituting the Technology to such TTI Project.

“Technology Fee” has the meaning specified in Section 3 hereof.

“Term” has the meaning specified in Section 4a hereof.

“TTI Project” has the meaning specified in Section 3 hereof.

“Year” means a calendar year.

b.

References; Gender; Number; Certain Phrases.  All references in this Agreement to a “Section”, “Exhibit” or “Schedule” are to a Section, Exhibit or Schedule of this Agreement, unless the context requires otherwise.  Unless the context requires otherwise, the words “this Agreement”, “hereof”, “hereunder”, “herein”, “hereby”, “thereof”, “thereunder” or words of similar import refer to this Agreement as a whole and not to a particular Section, subsection, clause, or other subdivision hereof.  Whenever the context requires, the words used herein include the masculine, feminine, and neuter gender, and the singular and the plural.  The words “include” and “including” shall mean “include, without limitation,” and “including, without limitation,” respectively.  The word “or” is not exclusive.

2.

NATURE OF SERVICES.

a.

Development Services.  For 12 Months following the date hereof, and for any extended period agreed to hereafter in writing by the Parties, TTI will use its Commercially Reasonable Efforts to advise and assist Geotec in the procurement and construction of the initial equipment for the first operable commercial scale Facility at the cost of Geotec and/or one or more other Project Companies.  These Development Services will be provided at no cost to Geotec and GEM or the other Project Companies.  Although TTI will assist Geotec and GEM in the selection, placement, development and operating procedures of the Facility equipment, Geotec and/or GEM or such other Project Company will make the final decision regarding the equipment and TTI will not have any liability for the functioning of the equipment nor for the efficacy of the Process utilizing the equipment selected.  Thereafter, for each Project utilizing the Process where TTI exercises its Right of First Refusal, the Operator will provide the Ongoing Services pursuant to an Operating Agreement.  If a Project Company fails or elects not to properly tender an Operating Agreement to TTI providing for the Production Fee for a given Project, excluding TTI Projects, Geotec and GEM will grant to TTI a development fee in an amount equal to a 20% Carried Interest in the Net Revenues of each such Project (the “Development Fee”); provided that in no event will such Development Fee be an amount less than 10% of all Net Revenues of the Project.  The Development Fee will be documented and payable Quarterly on the basis and in the manner provided in Exhibit A.  For purposes of clarity, if the Operator under the Operating Agreement for a Project receives a Production Fee for any given production, TTI shall not also be entitled to a Development Fee in respect to that production.

b.

Ongoing Services.  TTI agrees that at all times during the Term TTI will provide consulting services to Project Companies under this Agreement in respect to the structure, design, layout and operation of the Facilities and Projects, as well as advice regarding the documentation of the various relationships among the Project Companies and the other Project participants (the “Ongoing Services”).  TTI will provide the Ongoing Services to the Project Companies at no additional cost except for the Monthly reimbursement by the appropriate

Project Company of reasonable travel expenses for TTI personnel assigned to provide the Ongoing Services to the Project Company.

c.

Right of First Refusal.  Geotec and GEM hereby grant to TTI the exclusive right to enter into a standard form agreement for the operation and management of each of the Projects put into operation by a Project Company (the “Right of First Refusal”) controlled by Geotec and/or GEM.  Geotec and GEM shall use their good faith best efforts, if applicable, to cause each Project Company to offer the Right of First Refusal to TTI in writing prior to the commencement (or resumption after shut down) of commercial operations by a Project.  Notwithstanding the foregoing, and by way of example, if Geotec or GEM procures a Project opportunity with an entity that it does not control, the Project Company may, but shall not be required to offer TTI the Right of First Refusal with respect to selection of an Operator or entry into an Operating Agreement. As more fully described in Exhibit “A”, pursuant to the Operating Agreement the Operator will perform, or arrange for suitable third parties to perform, any and all management, administrative and support services reasonably necessary for the operation of the Project and the conduct of its business.  Such management, administrative and support services include the following:

i.

Administrative.  The Operator will provide such office space, equipment, facilities and supplies, and the services of such secretarial, clerical and other personnel of the Operator at its headquarters, as may be required for the reasonable conduct of the business of the Project by Operator personnel.

ii.

On-Site Operations.  The Operator will operate the Facility or Facilities at the Project, from and including the recovery of available feedstock at the Project, through the Process and including the loading of the Product onto the Project’s mode of transportation adjacent to the Facility together with the repositioning of residual soil and rock from the Process onto the Project site or for sale as top soil, fill or capping material, if appropriate.  Any Feedstock shipped in to a Project will be delivered to a suitable delivery site on the Project designated by the Operator at no cost to the Operator.  In the performance of such duties, the Operator shall, among other things, develop business, operating and management plans and programs, formulate policies and objectives and assist the Project Company in carrying out such plans, programs and policies.

iii.

Entity Management.  The Operator will, in cooperation with and as directed by Geotec and/or GEM, make such arrangements with and employ and retain, at the expense and for the benefit of the Project Company, such accountants, attorneys, banks, transfer agents, custodians, underwriters, engineers, insurance companies and other Persons as may from time to time reasonably be necessary to manage the business operations of the Project Company.  The Operator may require a deposit equal to one Month’s Expenses for the Project and will administer the Project Contracts and collect all Revenues and pay all Expenses on behalf of the Project Company; provided that in no event will the Operator be required to pay any Expenses with its own funds.  All Project Contracts will be entered into by the Project Company and not the Operator.

iv.

Accounting.  The Operator will maintain in good order the books of account, ledgers, and records of the Project Company and shall perform all day-to-day accounting functions of the Project necessary for the conduct of its business including, without limitation, matters related to paying and receiving, billing, reserve estimates, payroll and tax return preparation, contract coordination and administration of employee benefit plans.  Without limiting the generality of the foregoing, the Operator shall prepare all requisite accounting reports and interim financial statements of the Project Company, including balance sheets, income statements and statements of cash flows, and shall assist the Project Company in selecting an independent public accounting firm for the purpose of conducting annual financial audit reviews of the Project Company and shall aid in coordinating such audits.

v.

Compliance.  The Operator shall timely oversee the preparation and filing on behalf of the Project Company of all reports, forms, documents, certificates and other instruments required by Governmental Bodies in order to lawfully conduct the business and affairs of the Project Company and to comply with Legal Requirements.

d.

Right of First Refusal Procedure.  Not more than 60 days nor less than 30 days prior to the commencement (or recommencement after shut down) of commercial production of a Project by a Project Company, the Project Company shall notify TTI in writing and shall deliver to TTI a duly executed Operating Agreement properly completed for the Project.  TTI shall have 10 Business Days after receipt of the Operating Agreement to either return a duly executed original of the Operating Agreement to the Project Company (executed by TTI or one of its Affiliates) or to decline the opportunity to enter into the Operating Agreement.

e.

Operator Fees.  As compensation for the management, administrative and support services rendered under the Operating Agreement by the Operator to a Project Company, as more fully set forth in Exhibit “A”, in addition to reimbursement of all actual costs incurred by the Operator at the Project during the prior month, after commencement of commercial production by a Project, the Operator will be paid a fixed fee each month of $1.00 per ton of Product  produced at the Project (the “Operating Fee”) together with a variable fee in an amount equal to a 20% Carried Interest in the Net Revenues of such Project (the “Production Fee”); provided that in no event will such Production Fee be an amount less than 10% of all Net Revenues of the Project.  The Operating Fee will be payable on the 20th of each Month on Production during the prior Month.  The Production Fee will be documented and payable Quarterly on the basis and in the manner provided in Exhibit A.

f.

The foregoing provisions of this Section 2 do not apply to TTI Projects as defined and described in Section 3 below.

3.

TTI PROJECTS.  Geotec and GEM hereby grant to TTI the right to establish, on one or more sites selected and acquired by TTI or one of its Affiliates, up to 10 Projects utilizing the Process (each, a “TTI Project”).  Prior to the execution and delivery of this Agreement, TTI has identified sites (as identified on Exhibit “C” attached hereto) it or one of its Affiliates currently has or has an interest in, the approval of which sites has been given by Geotec and GEM.  TTI will submit to Geotec and GEM in writing any subsequent site it or one of its Affiliates elects to pursue and Geotec and/or GEM may disapprove such proposed site if it is then in active negotiations to acquire the proposed site.  Geotec agrees to provide the Technology to TTI for each of the TTI Projects for a purchase price f.o.b. Geotec’s production facilities equal to Geotec’s actual production costs for the Technology utilized plus $1 per ton of Product  produced at the TTI Project (the “Purchase Price”) together with a variable fee in an amount equal to a 20% Carried Interest in the Net Revenues of such TTI Project (the “Technology

Fee”); provided that in no event will such Technology Fee be an amount less than 10% of all Net Revenues of the TTI Project.  For purposes of clarity, any additional Section 45 Tax Credits arising from processes initiated and facilities utilized after the processing of the Product through the Facility shall not be taken into account for purposes of determining the Technology Fee.  The Purchase Price will be payable on the Payment Date of each Month on Production during the prior Month.  The Technology Fee will be documented and payable Quarterly on the basis and in the manner provided in Exhibit B.

4.

TERM AND TERMINATION.

a.

Term. The initial term of this Agreement shall commence on the date of this   Agreement and expire on December 31, 2017 (the “Term”), unless earlier terminated as provided in Section 4(b).  Thereafter, the Term shall automatically be extended for successive one-year periods, unless earlier terminated as provided in Section 4(b).

b.

Termination.  This Agreement may be terminated by TTI at any time after the expiration of 12 Months following the date hereof upon 60 days advance notice to Geotec and GEM.

5.

RELATIONSHIP.

a.

Independent Contractor. TTI is an independent contractor and not an agent of Geotec or GEM, except to the limited extent and for those limited purposes specifically set forth herein; accordingly, TTI shall not have the power to (and shall not purport to) bind or obligate Geotec or GEM except to the extent and as specifically set forth in this Agreement or as otherwise agreed upon and approved by Geotec and/or GEM respectively, in writing.  TTI shall not be deemed or construed to be, and shall not be, under any circumstance or for any purpose a partner or joint venturer of or with Geotec or GEM by virtue of; or under, this Agreement or otherwise.

b.

Duty of Good Faith.  In addition to the other requirements of this Agreement, each Party agrees that at all times it shall deal with the other Party, and shall perform this Agreement, fairly and in good faith.

6.

ASSIGNMENT.  This Agreement shall be binding upon Geotec, GEM and TTI and their respective successors and permitted assigns and shall inure to the benefit of Geotec, GEM and TTI. Except in respect to designation of one or more Affiliates to act as Operator under each Operating Agreement and the right of TTI to freely assign its rights in respect to any TTI Project, neither Geotec, GEM nor TTI may assign, transfer or subcontract any of its rights or obligations under this Agreement without the prior written consent of the other Party, which may be withheld without cause in the other Party’s sole discretion.  This Agreement is not intended for the benefit of any third party, and except as provided in Section 8d, no such third party may enforce any rights or obligations arising under this Agreement against Geotec, GEM or TTI as a third party beneficiary.

7.

REPRESENTATIONS AND WARRANTIES.

a.

Geotec Representations and Warranties.  Geotec represents and warrants to and with TTI that: (i) there is no pending or threatened judicial or other proceeding with respect to ownership or use of any of the Technology nor any patents therefor; (ii) Geotec is unaware of any patent or claim by any third party which would form a reasonable basis for Geotec to believe that Operator’s use of the Technology will infringe the rights of any third party; (iii) the Technology is not the subject of any order, writ, judgment, injunction, or decree of any Governmental Body or arbitrator.  Geotec further represents and warrants that: (w) Geotec has the power and authority to execute, deliver, and perform its obligations under this Agreement, (x) neither the execution nor delivery of this Agreement nor the performance of its obligations hereunder will constitute a breach by Geotec of the terms or provisions of any contract or violate the rights of any third party in the Technology; and (y) Geotec is the owner and in control of all patents and intellectual property listed and described on Schedule 7a, and (z) the patents, patent applications and other intellectual property listed and described on Schedule 7a constitutes all of the intellectual property necessary for the development and utilization of the Technology as described in this Agreement and the Supply Agreement.

b.

GEM Representations and Warranties.  GEM represents and warrants to and with TTI that: (i) GEM has the power and authority to execute, deliver, and perform its obligations under this Agreement, and (ii) neither the execution nor delivery of this Agreement nor the performance of its obligations hereunder will constitute a breach by GEM of the terms or provisions of any contract.

c.

TTI Representations and Warranties.  TTI represents and warrants to and with Geotec and GEM that: (i) TTI has the power and authority to execute, deliver, and perform its obligations under this Agreement, and (ii) neither the execution nor delivery of this Agreement nor the performance of its obligations hereunder will constitute a breach by TTI of the terms or provisions of any contract.

8.

INDEMNIFICATION.

a.

Indemnification to TTI.  Geotec and GEM, jointly and severally, agree to indemnify and hold TTI free and harmless from any loss, liability or cost (including reasonable attorney's fees) which is not covered by insurance proceeds and which TTI may sustain, incur or assume (each, a “Loss”) as a result of, or relative to, any allegation, claim, civil or criminal action, proceeding, charge or prosecution (collectively “Claims”) which may be alleged, made, instituted or maintained against TTI or Geotec, jointly or severally, and proximately caused by the utilization or efficacy of the Technology and the equipment selected in conjunction with the Development Services, including any injury to Person(s) or damage to property or business proximately caused by the Technology in and about any Project; provided, notwithstanding the foregoing, Geotec shall not be liable to indemnify and hold TTI harmless from any such Loss which results from the gross negligence, fraud or willful misconduct of TTI.  The provisions of this Section shall not apply to any Claims arising from performance by the Operator under an Operating Agreement nor constitute a release of any other rights of Geotec or GEM arising as a result of any breach or default by TTI of a provision of this Agreement.  This indemnity provision relates only to Claims that in the aggregate exceed the amount of $50,000.00.  This indemnification obligation shall not apply to Claims arising from TTI Projects.

b.

Indemnification to Geotec.  TTI agrees to indemnify and hold Geotec and GEM free and harmless from any Loss which is not covered by insurance proceeds and which Geotec may sustain, incur or assume as a result of, or relative to, any Claims which may be alleged, made, instituted or maintained against TTI or Geotec and/or GEM, jointly or severally, arising out of or based upon the gross negligence, fraud or willful misconduct of TTI in providing the

Development Services.  The provisions of this Section shall not constitute a release of any other rights of TTI arising as a result of any breach or default by Geotec and/or GEM of a provision of this Agreement. This indemnity provision relates only to Claims that in the aggregate exceed the amount of $50,000.00.

c.

Legal Fees, Etc., Procedures. Each indemnitor under this Section shall reimburse each indemnitee for any reasonable legal fees and costs, including reasonable attorney’s fees and other litigation expenses, reasonably incurred by such indemnitee in connection with defending against Claims with respect to which indemnity is granted hereunder; provided, however, that an indemnitor shall not be required to indemnify an indemnitee for any payment made by such indemnitee to any claimant in settlement of Claims unless such payment has been previously approved by indemnitor, which approval shall not be unreasonably withheld or delayed.

d.

Indemnified Parties. The indemnitees contained in this Article shall run to the benefit of each of TTI and Geotec, and their respective Affiliates, and the directors, officers and employees of TTI and Geotec and of their respective Affiliates.

e.

Survival.  The provisions of this Section shall survive any cancellation, termination or expiration of this Agreement and shall remain in full force and effect until such time as the applicable statute of limitation shall cut off claims which are subject to the provisions of this Section.

9.

CONFIDENTIAL INFORMATION.  The Parties agree that they will keep the contents of this Agreement strictly confidential.  Each Party will protect all Confidential Information of the other Party with at least the same degree of care it applies to protect its own proprietary and Confidential Information, but in any event with reasonable and prudent care.  Each Party shall be responsible for any breach of this obligation of confidentiality by any of its Affiliates.  Each Party shall restrict the dissemination of the Confidential Information of the other Party to those of its Affiliates who have a need to see it.  No Party may utilize Confidential Information gained from any other Party in connection with the pursuit of similar opportunities.  TTI will be obligated to protect with the highest level of care its knowledge of Geotec’s Enzyme/Protein and Enzyme/Protein processes. “Confidential Information” means all information relating to (a) processes and procedures that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, (b) the design or operations of the Technologies, (c) the design and specific operating characteristics and conditions of the Facilities, (d) all other business, financial or other information designated from time to time by one of the Parties as being confidential.  Confidential Information does not include (v) information that, at the time of disclosure to a Party, is in the public domain, (w) information that, after disclosure to the other Party, is published or otherwise has become part of the public domain through no act or omission of the receiving Party, (x) information that was in the receiving Party’s possession at the time of disclosure (y) information coming into the possession of the receiving Party after disclosure and that was not acquired by the receiving Party directly or indirectly from a third party under an obligation of confidence to the disclosing Party, and (z) information that, after disclosure, is received by the receiving Party from a third party who did not acquire it under an obligation of confidence to the disclosing Party.  Consistent with the foregoing, TTI retains the right to utilize any and all information it develops in the process of performance under this Agreement and the Operating Agreements in other projects whether similar or dissimilar and whether as a principal or as an agent or consultant in respect thereto.

10.

ARBITRATION.  If any dispute shall arise between the parties as to their rights or liabilities under this Agreement (a “Dispute”), the Dispute shall be exclusively determined, and the dispute shall be settled, by arbitration in accordance with the commercial rules of the American Arbitration Association.  The arbitration shall be held in Dover, Delaware before a panel of three independent arbitrators, all of whom shall be selected by the American Arbitration Association according to its rules appertaining (or such other independent dispute resolution body to which the Parties shall mutually agree).  The decision of the arbitrators shall be final and binding upon the Parties and judgment thereon may be entered in any court of competent jurisdiction.  The costs of the arbitrators and of the arbitration shall be borne one-half by each of the Parties.  The costs of each Party’s counsel and accountants, as well as any costs solely for their benefit, shall be borne separately by each Party. EACH OF THE PARTIES HEREBY ACKNOWLEDGES THAT THIS PROVISION CONSTITUTES A WAIVER OF THEIR RIGHT TO COMMENCE A LAWSUIT IN ANY JURISDICTION WITH RESPECT TO THE MATTERS WHICH ARE REQUIRED TO BE SETTLED BY ARBITRATION AS PROVIDED IN THIS SECTION.

11.

LIMITATIONS ON DAMAGES.  In no event shall either Party or any of its Affiliates be liable under this Agreement to another Person for any lost profits, lost sales, business interruption, lost business opportunities or any consequential, punitive, special or incidental damages incurred by such Person arising from a breach of this Agreement.  The Parties agree that the waivers and disclaimers of liability, releases from liability, and limitations on liability expressed in this Agreement shall apply whether in contract, equity, tort or otherwise, even in the event of the fault, negligence, including sole negligence, strict liability, or breach of the Party released or whose liabilities are waived or limited, and shall extend to the Affiliates and representatives of each Party.

12.

NOTICES.  Any notices required or permitted to be given under this Agreement to the other Party shall be in writing and shall be sent to the other Party by personal service, by facsimile to the number set forth below, by nationally recognized overnight courier or by registered or certified mail, postage prepaid, addressed as follows:

a.

If to TTI:

Robert Johnson, President

TTI Technologies, Inc.

444 Regency Parkway Drive, Suite 311

Omaha, Nebraska  68114

Telephone: (402) 391-6611

Facsimile: (402) 391-6616

b.

If to Geotec:

Bradley Ray, Chairman and CEO

Geotec, Inc.

110 East Atlantic Avenue, Suite 200

Delray Beach, Florida 33444

Telephone: (561) 276-9960

Facsimile: (561) 276-9964

c.

If to GEM:

Bradley Ray, Manager

Green Energy Management, LLC

110 East Atlantic Avenue, Suite 200

Delray Beach, Florida 33444

Telephone: (561) 276-9960

Facsimile: (561) 276-9964

Deliveries by personal service, facsimile or courier shall be effective upon delivery to the offices of the other Party to whom sent. Deliveries by mail shall be effective 3 Business Days after mailing.  A Party may change its address or facsimile number by written notice to the other Parties.

13.

AMENDMENTS; WAIVER.  None of the covenants, terms or conditions of this Agreement to be kept and performed by TTI, Geotec, or GEM may be amended or modified except by a written instrument signed by both Parties. Any consent to or acquiescence in any breach of this Agreement shall not constitute a waiver of any other or later breach of the same or of any other covenants, agreements or conditions thereof.

14.

SEVERABILITY.  In the event any term or provisions of this Agreement or any application thereto to any Person or circumstance shall be declared prohibited, invalid, or unenforceable to any extent in any jurisdiction, as determined by a court of competent jurisdiction, such term or provision shall, in that jurisdiction, be ineffective only to the extent of such prohibition, invalidity, or unenforceability, or as applied to such Persons or circumstances, without invalidating or rendering unenforceable the remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction or as to other Persons or circumstances in such jurisdiction, unless such would effect a substantial deviation from the general intent and purpose of the Parties or made a significant change in the economic effect of the Agreement on the Party benefited by such term provision.

15.

FORCE MAJEURE.  Neither Party shall be in default for failure to perform any of its obligations pursuant to this Agreement if and to the extent that it can establish that such failure was occasioned by circumstances which were beyond its reasonable control and which by the exercise of reasonable due diligence and foresight it could not have prevented or overcome.

16.

GOVERNING LAW.  This Agreement shall be governed by, enforced under, and construed and interpreted in accordance with, the laws of the State of Delaware without reference to its conflict of law principles.

17.

ENTIRE AGREEMENT.  This Agreement embodies the entire agreement and understanding between the Parties relating to the subject matters contained herein.

18.

HEADINGS.  The Section and subsection headings contained herein are for convenience of reference only and are not intended to define, limit, or describe the scope or intent of any provisions of this Agreement.

19.

COUNTERPARTS.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

20.

ELECTRONIC DELIVERY.  A copy of an executed counterpart signature page of this Agreement signed by a Party may be delivered by facsimile or other electronic transmission and, upon such delivery, a print out of the transmitted signature of such Party will have the same effect as if a counterpart of this Agreement bearing an original signature of that Party had been delivered to the other Party.

*   *   *   [Signature Page Follows]   *   *   *

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the last date of execution set forth below.

GEOTEC

Date: April 8, 2008

GEOTEC, INC.

      KNOLL ACRES ASSOCIATES LLC

By: /s/ Bradley T. Ray

Bradley T. Ray, Chairman and CEO

GEM

Date: April 8, 2008

GREEN ENERGY MANAGEMENT, LLC

      KNOLL ACRES ASSOCIATES LLC

By: /s/ Bradley T. Ray

Bradley T. Ray, Manager

TTI

Date: April 8, 2008

TTI TECHNOLOGIES, INC.

      KNOLL ACRES ASSOCIATES LLC

By: /s/ Robert S. Johnson

Robert S. Johnson, President

EXHIBIT “A”

FORM OF OPERATING AGREEMENT

EXHIBIT “B”

TECHNOLOGY SUPPLY AGREEMENT

EXHIBIT “C”

APPROVED TTI SITES